Exhibit (a)(5)(E)

For Immediate Release

Synergy Health plc (“Company”)

UPDATE ON TENDER OFFER FOR ALL OUTSTANDING SHARES OF COMMON STOCK OF SRI/SURGICAL EXPRESS, INC.

On 7 June 2012 Synergy Health plc (LSE: SYR.L) announced that it had entered into a merger agreement with SRI/Surgical Express, Inc. (NASDAQ: STRC) (“SRI”) to acquire the fully diluted issued share capital of SRI for $3.70 per share. On 14 June 2012 the Company announced that it had on 13 June 2012 commenced a tender offer through its wholly-owned subsidiary, SHM Acquisition, Inc. (“Purchaser”), for all of the outstanding shares of common stock of SRI for $3.70 per share, net to the seller in cash, without interest and less any required withholding taxes.

On June 19, 2012, the Purchaser became aware of a purported class action lawsuit filed on June 13, 2012 in the Circuit Court of the Thirteenth Judicial Circuit in and for Hillsborough County, Florida, captioned Patrick McDermott v. Charles Federico, et al. (Uniform Case No. 292012CA009741A001HC) against SRI, the members of the SRI Board, and Purchaser. The plaintiff in this action purports to sue on behalf of a class of shareholders of SRI and alleges breach of fiduciary duty against the individual defendants because, among other reasons, in connection with the Transactions they (i) failed to take steps to maximize the value of SRI to its public shareholders and took steps to avoid competitive bidding, and (ii) failed to properly value SRI. The suit further alleges that Purchaser and SRI, together with Synergy Health US Holdings Limited and Synergy Health plc (as related non-parties), aided and abetted the alleged wrongful acts of the individual defendants. The suit seeks, among others, injunctive relief and attorney’s fees and costs.

Purchaser and Parent believe that the Patrick McDermott suit is without merit and anticipate that they will vigorously defend against such action.

Legal Notices and Disclaimers

This announcement is for informational purposes only and does not constitute an offer to purchase shares of SRI common stock, a solicitation to sell such shares or a Solicitation/Recommendation Statement under the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). The tender offer is being made pursuant to a Tender Offer Statement on Schedule TO (including the Offer to Purchase, letter of transmittal and related tender offer documents) filed by Synergy Health and Purchaser with the SEC on June 13, 2012. In addition, on June 13, 2012, SRI filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC. These documents contain important information and shareholders of SRI are strongly advised to carefully read these documents before making any decision regarding tendering their shares. The Offer to Purchase and certain other offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all shareholders of SRI at no expense to them. These documents may be obtained at no charge at the SEC’s website at www.sec.gov. The Tender Offer Statement and related materials also may be obtained at no charge by directing a request by mail to the information agent for the tender offer, Georgeson Inc., 199 Water Street, 26th Floor, New York, New York 10038, or by calling toll free: (866) 647-8869.

Forward Looking Statements

This press release contains statements that are forward-looking and are subject to risks and uncertainties that could cause actual results to materially differ from those described. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements and information regarding the intent, belief or current expectation of Synergy Health plc and members its senior management team. All forward-looking statements are based largely on current expectations and beliefs concerning future events, approvals and transactions that are subject to substantial risks and uncertainties. Factors that may cause or contribute to the actual results or outcomes being different from those contemplated by forward-looking statements include: uncertainties as to the timing of the tender offer; uncertainties as to how many of SRI’s shareholders will tender their shares in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transactions may not be satisfied or waived, including that a governmental or regulatory authority may prohibit or delay the consummation of the transactions; the effects of disruption from the proposed transactions making it more difficult to maintain relationships with employees, customers and/or other business relationships; other business effects, including the effects of industry, regulatory, economic and/or market conditions that are outside of the control of Synergy Health plc; unexpected transaction costs and actual or contingent liabilities; and other risks and uncertainties addressed in the tender offer documents and solicitation/recommendation statement to be filed with the U.S. Securities and Exchange Commission in connection with the tender offer. Synergy Health plc does not undertake any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law.

Media/Investor Contacts

Synergy Health plc:

Dr Richard Steeves, Chief Executive

Gavin Hill, Finance Director

01793 891891

Investec Bank plc:

Patrick Robb

Daniel Adams

Carlton Nelson

0207 597 5970